Camber Energy, Inc. 8-K

Exhibit 99.1

Contacts:	Bob Schleizer
Interim Chief Financial Officer
713-528-1881

CAMBER ENERGY DISCLOSES RECEIPT OF NOTICE FROM NYSE American

SAN ANTONIO, TEXAS – August 11, 2017 -- Camber Energy, Inc. (NYSE American: CEI) (“Camber” or the “Company”), an independent oil and gas company, announces that on August 3, 2017, it was notified by the NYSE American (the “Exchange”) that the Company was not in compliance with certain of the Exchange’s continued listing standards as set forth in Part 10 of the NYSE American Company Guide (the “Company Guide”).

Specifically, Camber is not in compliance with Sections 1003(a)(i) through (iii) of the Company Guide in that it reported a stockholders’ deficit of $10.6 million as of March 31, 2017 and net losses in its five most recent fiscal years then ended, meaning specifically that Camber is not in compliance with Sections 1003(a)(i) through (iii) of the Company Guide in that we reported a stockholders’ deficit of $10.6 million as of March 31, 2017 and net losses in our five most recent fiscal years then ended, meaning that we (i) had stockholders' equity of less than $2,000,000 and sustained losses from continuing operations and/or net losses in two of our three most recent fiscal years; (ii) had stockholders' equity of less than $4,000,000 and sustained losses from continuing operations and/or net losses in three of our four most recent fiscal years; and (iii) had stockholders' equity of less than $6,000,000 and sustained losses from continuing operations and/or net losses in our five most recent fiscal years.

In order to maintain its listing on the Exchange, the Exchange has requested that the Company submit a plan of compliance (the “Plan”) by September 5, 2017, addressing how it intends to regain compliance with Sections 1003(a)(ii) and (iii) of the Company Guide by August 3, 2018. The Company’s management is beginning its analysis regarding submission of a Plan to the Exchange by the required due date.

Receipt of the letter does not have any immediate effect on the listing of the Company’s shares on the Exchange, except that until the Company regains compliance with the Exchange’s listing standards, a “BC” indicator will be affixed to the Company’s trading symbol. The Company’s business operations, SEC reporting requirements and debt instruments are unaffected by the notification, provided that if the Plan is not acceptable, or the Company does not make sufficient progress under the Plan or reestablish compliance by August 3, 2018, then the Company will be subject to the Exchange’s delisting procedures. The Company may then appeal a staff determination to initiate such proceedings in accordance with the Exchange’s Company Guide.

Additionally, Camber’s Chairman of the Board, Fred Zeidman, has tendered his resignation as Chairman and as a member of the Board of Directors, effective August 7, 2017.

The Company further announces that as it attempts to continue its cost-cutting initiatives and revenue enhancing objectives, the Company is evaluating all strategic alternatives.

About Camber Energy, Inc.

Based in Houston, Texas, Camber Energy (NYSE American: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in the Hunton formation in Central Oklahoma in addition to the Austin Chalk and Eagle Ford formations in South Texas.

For more information, please visit the Company’s website at www.camber.energy.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Camber to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Camber’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.

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